                            STOCK PURCHASE AGREEMENT


         THIS AGREEMENT is made and entered into effective as of the close of business on the 31st day of December, 1998 (the "Effective Date"), by and between UNITED STATES EXPLORATION, INC., a Colorado corporation (the "Seller"), and the buyers named on the signature page of this Agreement (the "Buyers").

         WHEREAS, Seller is the owner of 100 shares of Common Stock (the "Stock") of United States Gas Gathering Co., Inc. (the "Corporation"), a Delaware corporation, and such Stock totals one hundred percent (100%) of the issued and outstanding stock of the Corporation; and

         WHEREAS, Seller desires to sell and Buyers desire to purchase all of the Seller's Stock of the Corporation upon the terms and conditions contained herein;

         NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties hereto agree as follows:

         1. The Business. The Corporation is engaged in the business of producing natural gas and oil in Osage County, Oklahoma.

         2. Purchase and Sale of Stock. On the terms and subject to the conditions set forth in this Agreement, Seller agrees to sell, assign, transfer and deliver to Buyers and Buyers agree to purchase from the Seller, one hundred percent (100%) of the issued and outstanding Stock of the Corporation. The number of shares of Stock to be purchased by each Buyer is set forth beneath his signature to this Agreement.

         3. Purchase Price and Delivery. The total purchase price (the "Purchase Price") that shall be paid by Buyers for the Stock shall be $930,000, payable by wire transfer to Seller at the Closing. Seller shall deliver to Buyers at Closing, concurrently with the payment of the Purchase Price, (i) the stock certificates representing one hundred percent (100%) of the issued and outstanding Stock of the Corporation, duly endorsed in blank or accompanied by assignments separate from the certificate duly endorsed in blank, (ii) certified copies of resolutions adopted by the Seller, as the sole shareholder of the Corporation, removing from office all officers and directors of the Corporation and (iii) the minute books, stock records and corporate seal of the Corporation, certified as complete and correct as to all actions taken since September 1, 1997 by the Secretary or Assistant Secretary of the Corporation.

         4. Closing. The consummation of this transaction (the "Closing") shall occur contemporaneously with the execution of this Agreement at the office of United States Exploration, Inc., 1560 Broadway, Suite 1900, Denver, Colorado 80202 or at such other place as the parties may agree.

         5. Other Actions at Closing. In addition to the payment and deliveries required by Section 3, at the Closing:

                  (a) Seller shall terminate all insurance coverage relating to the Corporation previously provided by the Seller.

                  (b) Seller shall deliver to Buyers a certificate of the Secretary of the Seller, in form and substance reasonably satisfactory to Buyers, certifying (i) the incumbency of each of the officers of Seller and the signature of each officer of Seller executing this Agreement or any other document delivered hereunder and (ii) the resolutions of the Seller's Board of Directors authorizing this Agreement and the transactions contemplated hereby.

         6. Representations and Warranties of Seller. Seller represents and warrants to Buyers that the statements contained in this Paragraph 6 are correct as of the date of this Agreement. Said representations and warranties are made by Seller to Buyers for the sole benefit of Buyers and shall survive the Closing until the date which is the earlier of (i) one (1) year from the date of the Closing; or (ii) Buyers' subsequent sale of the Corporation to a third party (not at all times controlled by at least one of Buyers):

                  (a) The Corporation's authorized capital stock is 1,000 shares of common stock, of which 100 shares are issued and outstanding. Seller is the sole and exclusive record and beneficial owner of all of the issued and outstanding Stock. Seller possesses good title to the Stock, and owns the Stock free and clear of any and all security interests, agreements, restrictions, claims, liens, pledges and encumbrances of any nature or kind. Seller's Stock has been duly, legally and validly issued, and is fully paid and nonassessable. The Corporation has no authorized or outstanding options, warrants, calls, subscriptions, rights, convertible securities or other securities or any commitments, agreements, arrangements or understandings of any kind or nature obliging the Corporation in any such case to issue shares of the Corporation's capital stock or other securities or securities convertible into or evidencing the right to purchase shares of the Corporation's capital stock or other securities.

                  (b) The Corporation is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. The Corporation has full right, power and authority to own its properties and assets, and to carry on its business except to the extent that the failure to do so would not reasonably be expected to have a material adverse effect on the Corporation or the conduct of the business of the Corporation. The Corporation's Certificate of Incorporation and Bylaws, complete and correct copies of which have been delivered to Buyers, are in full force and effect and the Corporation is not in breach or violation of any of the material provisions thereof. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado.

                  (c) Seller has the legal capacity and authority to enter into this Agreement. This Agreement is a valid and legally binding obligation of Seller and is fully enforceable against Seller in accordance with its terms, except as such enforceability may be limited by general principles of equity, bankruptcy, insolvency, moratorium and similar laws relating to creditors' rights generally.

                  (d) The Corporation has duly and timely filed all tax returns required to be filed by the Corporation on or before the date hereof. The Corporation has paid in full all taxes, interest, penalties, assessments and deficiencies owed by the Corporation to all taxing authorities for the periods covered by such returns. The Corporation is a member of the Seller's consolidated federal tax group.

                  (e) The liabilities of the Corporation known to Seller as of the Closing, whether accrued, absolute, contingent, by guarantee or otherwise, and whether due or to become due, do not exceed $50,000 and Seller has no knowledge of any written demand for any debt, liability or obligation not reflected in the $50,000 amount. This representation and warranty shall not apply to plugging liabilities, liabilities attributable to environmental matters, subject to Section 6(m) below, or liabilities to pay working interest or royalty owners for gas taken prior to the Closing Date for which the Corporation has not yet received payment and severance taxes in respect of such gas.

                  (f) The Corporation has no employees or employment agreements. The Corporation currently pays two independent contractors as follows:

                           Gale Thaete               $1,000/month
                           Mark Hambtight            $2,700/month

                  (g) To the knowledge of the Seller, and except as otherwise disclosed to Buyer in writing, (i) the Corporation is in compliance in all material respects with all applicable laws and regulations, and (ii) the Corporation is not in default of any order, writ, injunction or decree. This representation and warranty shall not apply to plugging liabilities or liabilities attributable to environmental matters, subject to paragraph 6(m) below.

                  (h) Seller has no knowledge of (i) any threatened or pending lawsuits against the Corporation, (ii) any threatened or pending proceedings or governmental investigations against the Corporation or (iii) any threatened or pending lawsuits or investigations against the Seller pertaining to the business or assets of the Corporation, except, in each case, as otherwise disclosed to Buyers in writing.

                  (i) To the knowledge of Seller, (i) the Corporation possesses all material governmental licenses, permits, certificates, orders, consents, approvals, franchises and authorizations legally required to enable it to conduct its business and (ii) the Corporation is in compliance in all material respects with the requirements of the foregoing.

                  (j) The Seller has made available to the Buyers all material information concerning the Corporation and its business and assets that is known to the Seller.

                  (k) The Corporation has no knowledge of the existence of any liens or encumbrances on its assets, other than liens for taxes not yet due and mechanics liens, operators liens and the like securing obligations arising in the ordinary course of business that are not overdue.

                  (l) To the Company's knowledge, no consents, approvals or authorizations of, or designations or filings with, any governmental agency is required, on the part of either the Corporation or the Seller in connection with the transfer of the Stock from the Seller to the Buyers, as contemplated by this Agreement, including without limitation consents, approvals or authorizations by the Oklahoma Corporation Commission under its rules or regulations applicable to such transactions.

                  (m) In the opinion of the Chief Executive Officer of Seller, based solely upon his own actual knowledge, there are no environmental problems on the Corporation's properties that would have a material adverse effect upon its business or financial condition.

                  (n) The financial statements of the Company as of and for the eleven months ended November 30, 1998 fairly present in all material respects the financial condition and results of operations of the Corporation at the date and for the period indicated. Buyer acknowledges that, since November 30, 1998, Seller has sold its pipeline and related assets in Osage County, Oklahoma to Northern Osage Gas Association L.L.C. and that the November 30, 1998 financial statements still reflect those assets and the revenues and expenses related thereto.

                  (o) To the knowledge of the Corporation and the Seller, the Corporation has not received any notice of default under the agreements described in Exhibit A. Seller has disclosed to Buyers that the development plan under its Blanket Lease with the Osage Tribe has expired.

                  (p) The consummation by Seller of the transactions contemplated hereby and the change in control of the Corporation will not (i) violate or constitute a default under the Articles of Incorporation or Bylaws of the Corporation or Seller or (ii) result in the creation or imposition of any lien, charge or encumbrance upon the property of the Corporation or cause the acceleration of any indebtedness of the Corporation.

         7. Representations and Warranties of Buyers. Buyers jointly and severally represent and warrant to Seller that the statements contained in this Paragraph 7 are correct as of the date of this Agreement. Said representations and warranties shall survive the Closing for a period of one year from the date of the Closing:

                  (a) Each Buyer has the legal capacity and authority to enter into this Agreement. This Agreement is a valid and legally binding obligation of each Buyer and is fully enforceable against each Buyer in accordance with its terms, except as such enforceability may be limited by general principles of equity, bankruptcy, insolvency, moratorium and similar laws relating to creditors' rights generally.

                  (b) No broker, finder, agent or other intermediary has acted for or on behalf of any Buyer in connection with this Agreement and the transactions contemplated hereby, nor is any third party entitled to any fee or commission in connection herewith. Each Buyer is purchasing the Stock solely on his or its own behalf and not on behalf of any third party.

         8.       Taxes.

                  (a) Seller does hereby indemnify and hold Buyers and the Corporation harmless from and against any and all liability for any taxable period prior to and including the Effective Date for taxes of any corporations which are or have been affiliated with the Seller.

                  (b) Seller shall cause to be prepared and timely filed (and appropriate payment to be made) or cause to be timely filed by the Corporation (and appropriate payment to be made by the Corporation), with copies to be delivered to the Corporation, all U.S. federal income tax returns and corresponding state income tax returns and returns required by applicable law to be filed by the Corporation for all taxable periods prior to and including the Effective Date, without regard to extensions and all such tax returns shall be true, complete and correct in all respects.

         9. Covenants Subsequent to Closing. From time to time after the Closing, Buyers and the Corporation shall provide to Seller, as reasonably requested by Seller in each instance, access to the books and records of the Corporation for periods prior to the Closing, for Seller's legitimate business purposes, including, without limitation, preparation of tax returns, preparation for tax audits, etc. Buyers from and after the Effective Date shall cause the Corporation to perform its obligations and the obligations of Seller under the contracts described in Exhibit A, except (i) insofar as such obligations relate to the assets sold to NOGA under the Pipeline Agreement and (ii) insofar as any obligation arises from operations conducted by Seller after the Closing in the Area (as defined in the agreement described in paragraph 2 of Exhibit A).

         10.      Indemnification by Seller.

                  (a) Seller shall indemnify and hold Buyers harmless from and against any and all claims, threats, liabilities, taxes, interest, fines, penalties, suits, damages, losses, costs and expenses (including reasonable attorneys' fees and court costs) of every kind and nature ("Claims") arising solely out of (i) any misrepresentation or breach by Seller of any representation or warranty contained in this Agreement of which Seller receives written notice from Buyers prior to the survival date for Seller's representations and warranties under Paragraph 6, which notice shall specify in reasonable detail the facts alleged to constitute the breach; or (ii) any nonfulfillment, failure or breach by Seller of or with any covenant, promise or agreement of Seller contained in this Agreement; PROVIDED, that under no circumstances shall Seller be obligated to indemnify Buyers for Claims in excess of the Purchase Price and PROVIDED FURTHER, that Buyers' right to indemnification hereunder shall be their sole remedy in respect of any Claims under this Agreement.

                  (b) Buyers acknowledge that the Corporation is a party to that certain Pipeline Purchase Agreement dated effective as of December 31, 1998 (the "Pipeline Agreement") with Northern Osage Gas Association L.L.C. ("NOGA") pursuant to which the Corporation sold a pipeline and related assets in Osage County, Oklahoma to NOGA. The Pipeline Agreement, the transaction effected thereunder and any obligations of the Corporation created thereby shall not be a breach of any representation, warranty or covenant of Seller contained herein. However, subject to the conditions set forth below, Seller agrees to indemnify and hold the Corporation harmless from and against any liability incurred by the Corporation under the express indemnification provisions of the Pipeline Agreement that obligate the Corporation to indemnify NOGA. Seller's indemnification obligation under this Section 10(b) is subject to each of the following conditions:

                           (i) There shall have been no statement, action or omission by any Buyer or the Corporation on or after the Closing date that created, contributed to the creation of, admitted, established, acknowledged, gave credence or support to or otherwise assisted the claim by NOGA under the Pipeline Agreement or the legal or factual basis therefor;

                           (ii) Neither the Corporation nor any Buyer shall have taken any action or made any statement to respond to or defend the indemnification claim by NOGA;

                           (iii) The Corporation shall have given Seller written notice of the claim and tendered defense of the claim to Seller within two business days after it is first made orally or in writing by NOGA or after the Corporation or any Buyer otherwise becomes aware of the claim; and

                           (iv) The Corporation and each Buyer shall have cooperated fully with Seller in analyzing, responding to and defending the claim in such respect as Seller may from time to time request, and shall reference all communications from NOGA to the Seller.

If any of these conditions are not met in any respect, Seller shall have no obligation to indemnify Buyer in respect of any claim for indemnification by NOGA under the Pipeline Agreement.

         11. Indemnification by Buyers. Buyers shall jointly and severally indemnify and hold Seller harmless from and against any and all Claims, of every kind and nature arising solely out of (i) any misrepresentation or breach by any Buyer of any representation or warranty contained in this Agreement of which Buyers receive written notice from Seller prior to the survival date for Buyers' representations and warranties under Paragraph 7, which notice shall specify in reasonable detail the facts alleged to constitute the breach; (ii) any nonfulfillment, failure or breach by Buyers of or with any covenant, promise or agreement of any Buyer contained in this Agreement; or (iii) any liability or obligation of the Corporation subsequent to the Closing, subject to Section 6(e). Seller's right to indemnification hereunder shall be its sole remedy in respect of any Claims under this Agreement.

         12. Securities Law Representations and Covenants. Each Buyer represents and warrants to and agrees with Seller as follows:

                  (a) Such Buyer is familiar with the assets and operations of the Corporation. Such Buyer has had access to all of the files and records of the Corporation and has had the opportunity to request and receive any information concerning the Corporation and its properties and operations that such Buyer has desired. Such Buyer has met personally with the officers of the Corporation and has had the opportunity to ask questions and receive answers from them.

                  (b) Such Buyer has such knowledge and experience in financial and business matters generally, and in particular in the businesses in which the Corporation is engaged, to be able to make an assessment of the merits and risks of the purchase of the Corporation.

                  (c) Such Buyer acknowledges that the Stock has not been registered under the Securities Act of 1933, as amended (the "Act") or the securities laws of any state and cannot be offered or sold by such Buyer unless subsequently so registered or unless exemptions from the registration requirements of the Act and all applicable state securities laws are available for the transaction. Such Buyer agrees not to offer or sell the Stock or any portion thereof except in compliance with all applicable laws. Such Buyer acknowledges that the certificates representing the Stock will bear legends reflecting the restrictions on transferability arising under the securities laws.

                  (d) Such Buyer is purchasing the Stock for his or its own account, for investment and with no view to the distribution thereof.

         13. Severability. The agreements and covenants contained herein are severable, and in the event any of them shall be held to be invalid by a court of competent jurisdiction, this Agreement shall be interpreted as if such invalid agreements or covenants were not contained herein.

         14. Notices. Any notice under this Agreement shall be given in writing to the party to whom the notice is addressed, personally by facsimile or by certified mail, return receipt requested, or by private carrier, at the following address or such other address or addresses as may hereafter be furnished in writing by any party hereto:

                  If to any Buyer:    Mr. Stephen W. Dixon
                                      2840 East 51st Street
                                      Tulsa, Oklahoma 74105
                                      Fax: (918) 748-0312

                  If to Seller:       United States Exploration, Inc.
                                      1560 Broadway, Suite 1900
                                      Denver, Colorado 80202
                                      Fax: (303) 863-1932

Receipt of any notice sent pursuant to this paragraph shall be the date of personal delivery of such notice or notice by facsimile or, if mailed, three (3) business days after mailing of such notice, or if by private carrier, one (1) business day after sending of such notice, provided such delivery or mailing is in accordance with the terms of this paragraph.

         15. Governing Law. This Agreement and any performance hereunder shall be construed and enforced in accordance with, and governed by, the internal laws of the State of Oklahoma.

         16. Amendment, Assignment. Neither this Agreement nor any term or provision hereof may be changed, waived, discharged, amended, modified or terminated orally, or in any manner other than by an instrument in writing signed by the parties hereto. Except for an assignment to an entity at all times controlled by the assigning party, neither party hereto shall assign this Agreement, or its rights or obligations hereunder, to any third party, and any such assignment in violation of this prohibition shall be void and of no legal effect.

         17. Further Action. Each party shall execute and deliver such other certificates, agreements and other documents and take such other actions as may reasonably be requested by the other parties in order to consummate or implement the transactions contemplated by this Agreement.

         18. Section Headings. The headings of the several sections of this Agreement are inserted solely for convenience of reference and are not a part of and are not intended to govern, limit or aid in the construction of any term or provision hereof.

         19. Buyers' Agent. Each Buyer appoints Stephen W. Dixon as such Buyer's exclusive agent and representative to deal with all issues arising under this Agreement (the "Buyers' Agent"). Seller may rely in all matters on the authority of the Buyers' Agent to act for and bind all Buyers with respect to any matter arising under this Agreement. All Buyers shall act in such matters solely through the Buyers' Agent and all notices to or from Buyers shall be given solely to or by Buyers' Agent.

         20. Facsimile Signatures. Facsimile signatures shall be binding as executed originals. The parties shall promptly exchange executed originals through overnight conveyance.

         21. Knowledge Representations. Except as specifically indicated in
Section 6(m), representations and warranties in this Agreement based on the knowledge of Seller or the Corporation mean the actual knowledge of the current officers of Seller and the Corporation.

         IN WITNESS WHEREOF, the parties hereto executed this Agreement effective as of the day and year first above written.

                                 SELLER:

                                 United States Exploration, Inc.

                                 By: /s/ Bruce D. Benson
                                    --------------------------------------------
                                 Name: Bruce D. Benson
                                      ------------------------------------------
                                 Title: President
                                       -----------------------------------------


                                 BUYERS:

                                 The Beverly B. Kantor Trust

                                 By: /s/ Beverly B. Kantor, Trustee
                                    --------------------------------------------
                                         Beverly B. Kantor, Trustee
                                 No. Shares:  50%
                                              ---

                                 Revocable Intervivos Trust of Stephen W. Dixon

                                 By: /s/ Stephen W. Dixon
                                    --------------------------------------------
                                         Stephen W. Dixon, Trustee
                                 No. Shares:  7.5%
                                              ----


                                 Revocable Intervivos Trust of Renette M. Dixon

                                 By: /s/ Renette M. Dixon
                                    --------------------------------------------
                                         Renette M. Dixon, Trustee
                                 No. Shares:  7.5%
                                              ----


                                 60 Million Buffalo, L.L.C.

                                 By: /s/ Scott I. Asner, Manager
                                    --------------------------------------------
                                         Scott I. Asner
                                         Manager
                                 No. Shares:  35%
                                              ---

                                    EXHIBIT A


1. July 19, 1996 Agreement by and between Thermal Energy Corporation, an Oklahoma corporation ("TEC") and United States Exploration ("USEXP") and Demetrie D. Carone ("Carone") and the agreements that appear as exhibits to such Agreement being Exhibit A - Leasehold Assignment and Bill of Sale of Coal Gas, Exhibit B Gas Gathering System Bill of Sale and Assignment and Exhibit C - Gas Gathering System Joint Ownership Agreement

2. December 12, 1996 Agreement by and between TEC Osage, Inc. ("TEC") and Demetrie D. Carone, ZCA Gather Co., Inc. and United States Exploration, Inc. (collectively, "USEXP"), as amended by an Amendment to Agreement dated the _____ day of April, 1997

3.       Blanket Gas Lease, Contract No. I 68-IND-3748